SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:	March 15, 2016

Omagine, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136 Madison Avenue, 5th Floor, New York, NY 10016

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act;

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act;

☐ Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into Material Definitive Agreement

The YA Loan Agreements

As previously reported, Omagine, Inc. (the "Company") and an investment fund, YA II PN, Ltd. (p/k/a YA Global Master SPV, Ltd.) (“YA”), entered into loan agreements dated July 26, 2013 (the “2013 YA Loan Agreement”), April 22, 2014 (the “2014 Loan Agreement”) both satisfied in full, and May 20, 2015 (the “2015 Loan Agreement”). YA is also a party to Standby Equity Distribution Agreements with the Company, one executed on May 4, 2011 (the “2011 SEDA”) since terminated and a second SEDA executed on April 22, 2014 (the “2014 SEDA”).

On March 15, 2016, the Company and YA entered into another loan agreement (the “2016 YA Loan Agreement”).

Pursuant to the 2016 YA Loan Agreement, the Company borrowed six hundred thousand dollars ($600,000) from YA (the “2016 YA Loan”) for a term of one year at an annual interest rate of 10%. Pursuant to the 2016 YA Loan Agreement the Company agreed to pay off the $150,575.34 balance due as of March 15, 2016 under the 2015 YA Loan Agreement and to pay a $60,000 commitment fee with respect to the 2016 YA Loan to YA Global II SPV LLC, an affiliate of YA (the “Affiliate”). At the closing on March 15, 2016 of the 2016 YA Loan, the appropriate amounts representing the balance due under the 2015 YA Loan Agreement and the commitment fee for the 2016 YA Loan were deducted from the $600,000 principal balance of the 2016 YA Loan and paid to YA and the Affiliate. The $389,424.66 proceeds of the 2016 YA Loan was received by the Company on March 15, 2016.

The foregoing summary of the terms of the 2016 YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the YA Note Purchase Agreement, the YA Note and the YA Closing Statement attached hereto as Exhibits 10.1; 10.2; and 10.3 respectively.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Exhibit Numbers and Description:

Exhibit No.	Description
Exhibit 10.1	Note Purchase Agreement dated March 15, 2016 by and between Omagine, Inc. and YA II PN, Ltd. (p/k/a YA Global Master SPV, Ltd.)

Exhibit 10.2	Promissory Note in the principal amount of $600,000 dated March 15, 2016 and issued by Omagine, Inc. in favor of YA II PN, Ltd.

Exhibit 10.3	Closing Statement dated March 15, 2016 signed by Omagine, Inc. and YA II PN, Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.

Dated: March 16, 2016	By:	/s/ Frank J. Drohan
Frank J. Drohan, Chairman of the Board, President and Chief Executive Officer

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